Exhibit 99.1

For immediate release

AAR REPORTS FIRST QUARTER FISCAL YEAR 2016 RESULTS

•           First quarter sales of $377.8 million

•           Diluted earnings per share from continuing operations of $0.23

•           Total diluted earnings per share of $0.65, inclusive of additional gain from the sale of Telair Cargo Group

WOOD DALE, ILLINOIS (September 24, 2015) — AAR (NYSE: AIR) today reported first quarter fiscal year 2016 sales of $377.8 million and income from continuing operations of $8.2 million, or $0.23 per diluted share.  For the first quarter of the prior fiscal year, the Company reported sales of $395.1 million and income from continuing operations of $11.8 million, or $0.29 per diluted share.

During the quarter, the Company recorded a pre-tax gain of $27.7 million within discontinued operations from the receipt of additional proceeds from the sale of the Telair Cargo Group.  Including this impact, the Company reported total net income of $22.9 million in the first quarter, or $0.65 per diluted share.  In the prior year period, the Company reported total net income of $14.4 million, or $0.36 per diluted share.

“Performance in the first quarter was in line with our expectations as we continue executing on our industry-leading aviation and government services strategy,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR CORP.  “In the Aviation Services segment we experienced slight year-over-year growth as we saw flat supply chain performance and higher sales in our aircraft maintenance operations.  Our Expeditionary Services segment reported a year-over-year decline in sales due to the mix of our aircraft flying positions and lower mobility product volumes, but the segment grew sequentially as airlift ramped up new programs.”

Storch continued, “For the balance of the year, in our Aviation Services segment, we expect continued demand for our MRO services and a return to more robust growth in supply chain.  In our Expeditionary Services segment, we expect similar results in the second quarter with sequential improvement through the second half of the year as airlift increases its contracted fleet in different geographies.”

Gross profit margin from continuing operations was 14.4% for the first quarter compared to 15.8% last year. In the Aviation Services segment, gross profit margin improved year-over-year due to higher margins in MRO.  In the Expeditionary Services segment, gross profit margin declined year-over-year due to the mix of flying positions at airlift.

First quarter sales to commercial customers represented 61% of consolidated sales, compared to 60% of consolidated sales in the first quarter of last year.  The balance of the sales was to government customers including defense.

Selling, general and administrative expenses as a percentage of sales were 10.4% for the first quarter, compared to 9.7% last year.  This quarter was adversely impacted by increased legal expenses.  Net interest expense from continuing operations for the quarter decreased to $1.9 million from $6.3 million last year as net debt declined to $150.8 million from $545.3 million last year.  The Company ended the quarter with a net debt to capitalization ratio of 15.0%, versus 35.2% in the prior year quarter.

In the first quarter, the Company paid out dividends to shareholders of $2.6 million and repurchased approximately 300,000 shares for $7.1 million.  The Company further invested approximately $20.0 million in net inventory to support future growth in supply chain.  Average diluted share count for the quarter was 35.1 million compared to 39.2 million in the first quarter last year.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on September 24, 2015. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on September 24, 2015, until 11:59 p.m. CST on October 01, 2015.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075 | john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2015. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income
(In millions except per share data - unaudited)

	Three Months Ended August 31,
	2015	2014

Sales	$377.8	$395.1
Cost and expenses:
Cost of sales	323.3	332.7
Selling, general and administrative	39.4	38.5

Earnings from aircraft joint ventures	(0.3)	0.6

Operating income	14.8	24.5

Loss on extinguishment of debt	(0.3)	—
Interest expense	(2.0)	(6.4)
Interest income	0.1	0.1

Income from continuing operations before income taxes	12.6	18.2
Income tax expense	4.4	6.4
Income from continuing operations attributable to AAR	8.2	11.8

Income from discontinued operations	14.7	2.7
Income attributable to noncontrolling interest from discontinued operations	—	0.1
Income from discontinued operations attributable to AAR	14.7	2.6

Net income attributable to AAR	$22.9	$14.4

Earnings per share — Basic
Earnings from continuing operations	$0.23	$0.29
Earnings from discontinued operations	0.42	0.07
Earnings per share - Basic	$0.65	$0.36

Earnings per share — Diluted
Earnings from continuing operations	$0.23	$0.29
Earnings from discontinued operations	0.42	0.07
Earnings per share — Diluted	$0.65	$0.36

Share Data:

Weighted average shares outstanding — Basic	34.7	38.8
Weighted average shares outstanding — Diluted	35.1	39.2

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data)

	August 31, 2015	May 31, 2015
	(Unaudited)

Cash and cash equivalents	$28.7	$54.7
Current assets	997.3	954.1
Current liabilities (excluding debt accounts)	333.6	343.0
Net property, plant and equipment	214.4	214.8
Total assets	1,547.2	1,515.0
Total debt	179.5	154.0
Stockholders’ equity	857.0	845.1
Book value per share	$24.35	$23.87
Shares outstanding	35.2	35.4

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended August 31,
	2015	2014
Aviation Services	$315.8	$311.6
Expeditionary Services	62.0	83.5
	$377.8	$395.1

Gross Profit by Business Segment

(In millions- unaudited)

	Three Months Ended August 31,
	2015	2014
Aviation Services	$49.9	$48.2
Expeditionary Services	4.6	14.2
	$54.5	$62.4

Diluted Earnings Per Share Calculation

(In millions except per share data- unaudited)

	Three Months Ended August 31,
	2015	2014
Net income attributable to AAR	$22.9	$14.4
Less: Income attributable to participating shares	(0.2)	(0.2)
Net income for diluted EPS calculation	$22.7	$14.2

Weighted average shares outstanding - Diluted	35.1	39.2

Diluted earnings per share	$0.65	$0.36

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).

Net Debt

(In millions- unaudited)

	August 31, 2015	August 31, 2014
Total debt	$179.5	$627.1
Less: Cash and cash equivalents	(28.7)	(81.8)
Net debt	$150.8	$545.3